For period ending
 July 31, 2017

Exhibit 77Q1
File number
811-8764




Amendment 1 to
Sub-Advisory Agreement
Dated as of May 1, 2014
THIS AMENDMENT is made as of February 27, 2017 between UBS ASSET MANAGEMENT (AMERICAS) INC.
(UBS AM), a Delaware Corporation and JACKSON
SQUARE PARTNERS, LLC (Sub-Adviser), a Delaware limited liability company (the Amendment).
WHEREAS, the UBS AM (f/k/a UBS Global Asset
Management (Americas) Inc.) and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of May
1, 2014 (the Agreement); and

WHEREAS, PACE Large Co Growth Equity Investments
(the "Portfolio") is a series of the Trust;

WHEREAS, UBS Global Asset Management (Americas)
Inc. is now known as UBS Asset Management (Americas)
Inc.; and

WHEREAS, the Trust's Board of Trustees has approved a new fee rate;

NOW THEREFORE, effective as of February 1, 2017
Section 5(a) is deleted in its entirety and replaced with the following:

1.  effective immediately all references to UBS Global
Asset Management (Americas) Inc. are hereby changed to UBS Asset Management (Americas) Inc.; and

2. effective as of February 1, 2017 Section 5(a) is deleted in its entirety and replaced with the following:

5. Compensation.

(a)	For the services provided and the
expenses assumed by the Sub-Adviser pursuant to
this Agreement, UBS AM, not the Portfolio, will pay
to the Sub-Adviser a fee, computed daily and
payable monthly, at an annual rate of   %  of the
Portfolio's average daily net assets of the Portfolio or Segment (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed. If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-
Adviser's Segment.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.


IN WITNESS WHEREOF; the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:					UBS Asset
Management (Americas) Inc.


 /s/ Eric Sanders____________		_/s/ Mabel
Lung__________
Name:	Eric Sanders			Name:
Mabel Lung
Title:  Director				Title:
Managing Director



Attest:					Jackson
Square Partners, LLC


 /s/ Sean Krieger___________		_/s/ Van
Tran_____________
Name:	 Sean Krieger			Name:  Van
Tran
Title:	CCO				Title:  CFO